Exhibit 99.5

Consent to be Named as a Director

March 7, 2022

Comera Life Science Holdings, Inc.

12Gill Street

Suite 4650

Woburn, Massachusetts 01801

Comera Life Science Holdings, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

Stuart A Randle
(Name)

/s/ Stuart A Randle
(Signature)